EXHIBIT 23.1








                        Consent of KPMG Peat Marwick LLP



The Board of Directors
Carson Pirie Scott & Co.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Carson Pirie Scott & Co. of our report dated February 27, 1997, relating to the consolidated balance sheets of Carson Pirie Scott & Co. and subsidiaries as of February 1, 1997 and February 3, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended February 1, 1997, and related schedule, which report appears in the February 1, 1997 annual report on Form 10-K of Carson Pirie Scott & Co.


                                                /s/ KPMG Peat Marwick LLP

                                                KPMG Peat Marwick LLP



Milwaukee, Wisconsin
June 9, 1997





















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